Investor Relations:	Deborah Abraham Director, Investor Relations (212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FIRST QUARTER 2007 RESULTS
First quarter revenues up 20.7%
Net income increased to $0.82 per diluted share
Company raises fiscal 2007 guidance

NEW YORK — May 8, 2007 — The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the first quarter ended March 31, 2007.

•	Net revenues rose 20.7% over the prior year quarter

•	Gross margin increased 300 basis points to 41.0% of net revenues

•	Operating margin increased 350 basis points to 11.6% of net revenues

•	Net income increased by $0.52 to $0.82 per diluted share

‘‘Our business is off to a very good start, with improved results in our key operating metrics,’’ stated Joe Gromek, Warnaco’s President and Chief Executive Officer. ‘‘Total net revenues rose over 20% and on a comparable basis (excluding the January 2007 results of the international Calvin Klein® business, which was acquired on January 31, 2006) were up over 13%, driven by gains in all three segments with notable strength from our worldwide Calvin Klein businesses. Our international revenues grew to over 48% of our total business and our direct-to-consumer revenues climbed four percentage points to 14%. Additionally, our gross margin increase was driven by sourcing and supply chain efficiencies as well as the mix of business generated from our higher margin international and direct-to-consumer businesses. This, along with disciplined cost control, contributed to a significant increase in operating profit.’’

Mr. Gromek concluded, ‘‘Looking forward, we remain optimistic. We are a global enterprise with a portfolio of powerful brands, serving multiple geographies and channels. We are strategically directing our resources to support the growth of our businesses with the greatest long-term potential and have initiatives in place to address our underperforming businesses. We remain focused on enhancing shareholder value and look forward to continuing our positive momentum throughout the year and beyond.’’

First Quarter Highlights

Total Company

Net revenues rose 20.7% to $547.2 million compared to $453.2 million in the prior year period and gross margin increased to 41.0% compared to 38.0% in the prior year quarter. Operating income rose 71.3% to $63.2 million, or 11.6% of net revenues, from $36.9 million, or 8.1% of net revenues, in the first quarter of fiscal 2006.

Income from continuing operations was $38.1 million, or $0.82 per diluted share, compared to $18.2 million, or $0.39 per diluted share, in the prior year quarter and net income increased to $38.0 million, or $0.82 per diluted share, from $13.9 million, or $0.30 per diluted share, in the prior year quarter.

The translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar, increased first quarter 2007 net revenues, gross margin and operating income by approximately $14.5 million, $7.5 million and $2.4 million, respectively, compared to the first quarter of fiscal 2006.

Sportswear

Revenues for the Sportswear Group increased 40.2% to $235.4 million and operating income increased to $27.6 million, or 11.7% of Sportswear Group net revenues. It is important to note that the acquired international Calvin Klein business contributed three months of performance to the first quarter 2007 results, including $34.4 million of revenue for the one month ending January 2007, compared to two months of operations in the prior year quarter. In addition, a shift in timing of certain sales (which sales occurred in the first quarter of 2007 while comparable sales occurred in the second half of fiscal 2006) benefited both revenues and operating income at the Company’s Calvin Klein jeans business.

Intimate Apparel

The Intimate Apparel Group’s revenues rose 15.9% to $175.0 million and operating income increased to $29.5 million, or 16.8% of Intimate Apparel Group net revenues. The strong wholesale and retail performance at the Company’s Calvin Klein underwear business was the major contributor to the Group’s results, offsetting revenue and profit declines in its U.S. Core brands which were in part due to higher sales in the prior year quarter associated with the launch of Olga® into Sears in January of 2006.

Swimwear

The Swimwear Group revenues were $136.8 million, an increase of 1.8%, and operating income was $19.0 million, or 13.9% of Swimwear Group net revenues. Speedo reported operating margins of 15.5% and remains the leader in competitive swim. While certain of the designer brands reported international growth, domestically the designer business remains challenged and the Company continues to evaluate various initiatives to improve the productivity and profitability of this business.

Balance Sheet

Cash and cash equivalents at March 31, 2007 were $105.3 million compared to $63.2 million at April 1, 2006.

Net inventories were $380.9 million at March 31, 2007 up from $356.7 million at April 1, 2006 and in line with the Company’s needs to service its ongoing business.

Subsequent Events

The Company recently undertook several actions to address the productivity and profitability of the Swimwear Group. Specifically, the Company announced the closure of its goggle manufacturing facility in Canada and a rationalization in workforce to better align staffing with current business needs. In this regard, the Company incurred $0.6 million of restructuring expenses during the first quarter. The Company expects to incur an additional $2.2 million – $2.9 million of restructuring expenses during the second quarter related to these actions. Management continues to review various initiatives to achieve greater efficiencies and improved profitability across the Company’s operating platforms.

Fiscal 2007 Outlook

In light of the better than expected first quarter performance, for fiscal 2007, the Company now expects net revenues to grow 6% – 8% over fiscal 2006 levels and diluted earnings per share in the range of $1.75 – $1.85 (assuming minimal pension expense).

Conference Call Information

Stockholders and other persons are invited to listen to the first quarter earnings conference call scheduled for today, Tuesday, May 8, 2007, at 9:00 a.m. EDT. To participate in Warnaco’s conference call, dial (877) 692-2592 approximately five to ten minutes prior to the 9:00 a.m. start time. The call will also be broadcast live over the Internet at www.warnaco.com. An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company’s internet website: www.warnaco.com.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men’s and women’s sportswear and accessories under such owned and licensed brands as Warner’s®, Olga®, Lejaby®, Body Nancy Ganz®, Speedo®, Anne Cole®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, Ocean Pacific® swimwear, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men’s and women’s underwear, men’s and women’s bridge apparel and accessories, men’s and women’s jeans and jeans accessories, junior women’s and children’s jeans and men’s and women’s swimwear.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release and the conference call scheduled for May 8, 2007, as well as certain other written, electronic and oral disclosure made by the Company from time to time, may contain ‘‘forward-looking statements’’ within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company’s estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words ‘‘believe,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘project,’’ ‘‘scheduled to,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘will be,’’ ‘‘will continue,’’ ‘‘will likely result,’’ or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company’s reports filed with the SEC (including, without limitation, those described under the headings ‘‘Risk Factors’’ and ‘‘Statement Regarding Forward-Looking Disclosure,’’ as such disclosure may be modified or supplemented from time to time), could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company’s failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company’s products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company’s dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company’s dependence on license agreements with third parties; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company’s foreign currency exposure; the Company’s history of insufficient disclosure controls and procedures and internal controls and restated financial statements; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company’s pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company’s ability to service its indebtedness, the effect of changes in interest rates on the Company’s indebtedness that is subject to floating interest rates and the limitations imposed on the Company’s operating and financial flexibility by the agreements governing the Company’s indebtedness; the Company’s dependence on its senior management team and other key personnel; disruptions in the Company’s operations caused by difficulties with the new systems infrastructure; the limitations on purchases under the Company’s share repurchase program contained in the Company’s debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company’s inability to achieve its strategic objectives, including gross margin, SG&A and operating profit goals, as a result of one or more of the factors described above or otherwise; the failure of newly acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such newly acquired businesses being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	First Quarter of Fiscal 2007	First Quarter of Fiscal 2006
	(Unaudited)	(Unaudited)
Net revenues (a)	$547,197	$453,182
Cost of goods sold	322,586	280,899
Gross profit	224,611	172,283
Selling, general and administrative expenses	158,032	132,190
Amortization of intangible assets	3,434	3,218
Pension expense (income)	(86)	(28)
Operating income (b), (c)	63,231	36,903
Other expense (income)	(603)	1,850
Interest expense	9,355	8,381
Interest income	(297)	(437)
Income from continuing operations before provision for income taxes	54,776	27,109
Provision for income taxes	16,688	8,917
Income from continuing operations	38,088	18,192
Loss from discontinued operations, net of taxes	(113)	(4,310)
Net income	$37,975	$13,882
Basic income per common share:
Income from continuing operations	$0.85	$0.39
Loss from discontinued operations	(0.01)	(0.09)
Net income	$0.84	$0.30
Diluted income per common share:
Income from continuing operations	$0.82	$0.39
Loss from discontinued operations	—	(0.09)
Net income	$0.82	$0.30
Weighted average number of shares outstanding used in computing income per common share:
Basic	44,977,257	46,147,169
Diluted	46,270,365	46,734,984

(a)	For the First Quarter of Fiscal 2007 and the First Quarter of Fiscal 2006, includes $123,325 (inclusive of $34,411 for January 2007) and $60,445, respectively, related to the international Calvin Klein jeans (‘‘CKJEA’’) business which was acquired on January 31, 2006.
(b)	For the First Quarter of Fiscal 2007 and the First Quarter of Fiscal 2006, includes $15,561 (inclusive of $4,145 for January 2007) and $6,062, respectively, related to the CKJEA business which was acquired on January 31, 2006.
(c)	Includes restructuring charges of $842 for the First Quarter of Fiscal 2007 primarily related to the decision to close a goggle manufacturing facility located in Canada and the closure of a research facility in Rhode Island.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2007	December 30, 2006	April 1, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$105,250	$166,990	$63,153
Accounts receivable, net	362,417	294,993	362,371
Inventories	380,918	407,617	356,707
Assets of discontinued operations	11,041	5,657	—
Other current assets	61,944	72,943	73,450
Total current assets	921,570	948,200	855,681
Property, plant and equipment, net	119,377	122,628	130,337
Intangible and other assets	604,023	610,147	599,742
TOTAL ASSETS	$1,644,970	$1,680,975	$1,585,760
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$73,595	$108,739	$43,129
Accounts payable and accrued liabilities	290,891	336,883	307,102
Accrued income taxes payable	19,313	41,174	43,430
Liabilities of discontinued operations	5,456	7,527	—
Total current liabilities	389,255	494,323	393,661
Long-term debt	331,919	332,458	388,200
Other long-term liabilities	193,138	171,280	155,173
Total stockholders’ equity	730,658	682,914	648,726
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,644,970	$1,680,975	$1,585,760

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS GROUP
(Dollars in thousands)
(Unaudited)

Net revenues:

	First Quarter of Fiscal 2007	First Quarter of Fiscal 2006	Increase	% Change
Sportswear Group (a)	$235,431	$167,872	$67,559	40.2%
Intimate Apparel Group	174,976	150,959	24,017	15.9%
Swimwear Group	136,790	134,351	2,439	1.8%
Net revenues	$547,197	$453,182	$94,015	20.7%

(a)	For the First Quarter of Fiscal 2007 and the First Quarter of Fiscal 2006, includes $123,325 (inclusive of $34,411 for January 2007) and $60,445, respectively, related to the CKJEA business which was acquired on January 31, 2006.

	First Quarter of Fiscal 2007	% of Total Net Revenues	First Quarter of Fiscal 2006	% of Total Net Revenues
Operating income (loss):
Sportswear Group (a), (b)	$27,614		$7,942
Intimate Apparel Group (a)	29,475		16,443
Swimwear Group (a)	18,953		19,166
Unallocated corporate expenses	(12,811)	-2.3%	(6,648)	-1.5%
Operating income	$63,231	11.6%	$36,903	8.1%

(a)	Includes an allocation of shared services expenses as follows:

	First Quarter of Fiscal 2007	First Quarter of Fiscal 2006
Sportswear Group	$4,939	$5,159
Intimate Apparel Group	$3,810	$3,311
Swimwear Group	$6,432	$4,618

(b)	For the First Quarter of Fiscal 2007 and the First Quarter of Fiscal 2006, includes $15,561 (inclusive of $4,145 for January 2007) and $6,062, respectively, related to the CKJEA business which was acquired on January 31, 2006.

Schedule 4

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION & CHANNEL
(Dollars in thousands)
(Unaudited)

By Region:

	Net Revenues
	First Quarter of Fiscal 2007	First Quarter of Fiscal 2006	Increase	% Change
United States	$282,943	$274,934	$8,009	2.9%
Europe (a)	159,266	98,471	60,795	61.7%
Canada	24,751	23,951	800	3.3%
Asia (b)	62,738	41,121	21,617	52.6%
Central and South America	17,499	14,705	2,794	19.0%
Total	$547,197	$453,182	$94,015	20.7%

(a)	Includes $69,632 (inclusive of $18,011 for January 2007) and $29,344 for the First Quarter of Fiscal 2007 and First Quarter of Fiscal 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.
(b)	Includes $53,693 (inclusive of $16,400 for January 2007) and $31,101 for the First Quarter of Fiscal 2007 and First Quarter of Fiscal 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

	Operating Income
	First Quarter of Fiscal 2007	First Quarter of Fiscal 2006	Increase / (Decrease)	% Change
United States	$30,466	$17,664	$12,802	72.5%
Europe (a)	27,488	10,959	16,529	150.8%
Canada	4,906	5,565	(659)	-11.8%
Asia (b)	9,801	7,488	2,313	30.9%
Central and South America	3,381	1,875	1,506	80.3%
Unallocated corporate expenses	(12,811)	(6,648)	(6,163)	92.7%
Total	$63,231	$36,903	$26,328	71.3%

(a)	Includes $8,647 (inclusive of $1,358 for January 2007) and $1,258 for the First Quarter of Fiscal 2007 and First Quarter of Fiscal 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.
(b)	Includes $6,914 (inclusive of $2,787 for January 2007) and $4,804 for the First Quarter of Fiscal 2007 and First Quarter of Fiscal 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

By Channel:

	Net Revenues
	First Quarter of Fiscal 2007	First Quarter of Fiscal 2006	Increase	% Change
Wholesale (a)	468,935	$405,858	63,077	15.5%
Retail (b)	78,262	47,324	30,938	65.4%
Total	$547,197	$453,182	$94,015	20.7%

(a)	Includes $75,052 (inclusive of $19,560 for January 2007) and $35,485 for the First Quarter of Fiscal 2007 and First Quarter of Fiscal 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.
(b)	Includes $48,273 (inclusive of $14,851 for January 2007) and $24,960 for the First Quarter of Fiscal 2007 and First Quarter of Fiscal 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

	Operating Income
	First Quarter of Fiscal 2007	First Quarter of Fiscal 2006	Increase / (Decrease)	% Change
Wholesale (a)	$65,269	$37,238	28,031	75.3%
Retail (b)	10,773	6,313	4,460	70.6%
Unallocated corporate expenses	(12,811)	(6,648)	(6,163)	92.7%
Total	$63,231	$36,903	$26,328	71.3%

(a)	Includes $11,197 (inclusive of $2,057 for January 2007) and $3,680 for the First Quarter of Fiscal 2007 and First Quarter of Fiscal 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.
(b)	Includes $4,364 (inclusive of $2,088 for January 2007) and $2,382 for the First Quarter of Fiscal 2007 and First Quarter of Fiscal 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.